THE VINTAGE FUNDS
                     INVESTMENT SUB-ADVISORY AGREEMENT

    INVESTMENT SUB-ADVISORY AGREEMENT, dated as of January 24, 1997, between Vintage Advisers, Inc., a Delaware corporation (the "Adviser"), and Health Financial, Inc., a
Kentucky corporation (the "Sub-Adviser").

                            W I T N E S E T H:

    WHEREAS, the Adviser acts as the investment adviser to The Vintage Funds, an Indiana business trust (the "Trust"), pursuant to an Investment Advisory Agreement, dated as of June 2, 1995 as amended through the date hereof (the "Advisory Agreement");

    WHEREAS, the Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the "1940 Act"); and

    WHEREAS, the Adviser desires to retain the Sub-Adviser to render investment sub-advisory services to the funds of the Trust set forth on the Exhibits to this Agreement (the "Funds"), and the Sub-Adviser is willing to render such services.

    NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set forth, the parties hereto agree as follows:

    Section 1. Appointment and Status of Sub-Adviser. The Adviser hereby appoints the Sub-Adviser to act as its agent to provide investment advisory service to each class of shares of beneficial interest of the Trust set forth on an executed Exhibit to this Agreement (each a "Fund"), for the period and on the terms set forth in this Agreement. The Sub-Adviser accepts such appointment and agrees to render the services herein set forth, for the compensation herein provided. Although the Sub-Adviser shall be an agent of the Adviser, the Sub-Adviser shall for all purposes herein be deemed to be an independent contractor of the Adviser and the Trust and shall, unless otherwise expressly provided herein or authorized by the Adviser or the Board of Trustees of the Trust from time to time, have no authority to act for or represent the Adviser or the Trust in any way or otherwise be deemed an agent of the Trust.

    Section 2. Sub-Adviser's Duties. Subject to the general supervision of the Trust's Board of Trustees (the "Board") and the Adviser, the Sub-Adviser shall, employing its discretion, manage the investment operations of each Fund and the composition of the portfolio of securities and investments (including cash) belonging to each Fund, including the purchase, retention and disposition thereof and the execution of agreements relating thereto, in accordance with the Fund's investment objective, policies and restrictions as stated in the Trust's then-current Prospectus and Statement of Additional Information (together, the "Prospectus") and subject to the following understandings:


    (a) The Sub-Adviser shall furnish a continuous investment program for each Fund and determine from time to time what investments or securities will be purchased, retained or sold by each Fund and what portion of the assets belonging to each Fund will be invested or held uninvested as cash;

    (b) The Sub-Adviser shall use its best judgment in the performance of its duties under this Agreement;

    (c) The Sub-Adviser, in the performance of its duties and obligations under this Agreement, shall act in conformity with the Trust's Declaration of Trust, its By-Laws and its Prospectus and with the instructions and directions of the Trust's Board of Trustees and the Adviser and will conform to and comply with the requirements of the 1940 Act and all other applicable federal and state laws and regulations;

    (d) The Sub-Adviser shall determine the securities to be purchased or sold by each Fund and as agent for the Trust will effect portfolio transactions pursuant to its determinations either directly with the issuer or with any broker and/or dealer in such securities, subject to Section 3 below;

    (e) The Sub-Adviser shall maintain books and records with respect to the securities transactions of each Fund and shall render to the Adviser and the Trust's Board of Trustees such periodic and special reports as the Adviser or the Board may request; and

    (f) The Sub-Adviser shall provide the Trust's custodian with such information relating to the Trust as may be required under the terms of the then-current custody agreement between the Trust and the custodian.


    Section 3.     Brokerage.     In placing orders with brokers
and/or dealers, the Sub- Adviser is directed at all times to seek best price and execution for purchases and sales on behalf of each Fund, taking into account such factors as price (including the applicable brokerage commission or dealer spread), the execution capability, financial responsibility and responsiveness of the broker or dealer and the brokerage and research services provided by the broker or dealer. Sub-Adviser should generally seek favorable prices and commission rates that are reasonable in relation to the benefits received. Subject to such conditions as may be imposed by the Trust's Board of Trustees, the Sub-Adviser may pay commissions to brokers and/or dealers that are higher than might be charged by another qualified broker to obtain brokerage and/or research services (as those terms are defined in Section 28(e) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) considered by the Sub- Adviser to be useful or desirable in the performance of the Sub-Adviser's duties hereunder, if the Sub-Adviser determines in good faith that the amount of the commission is reasonable in relation to the value of the brokerage and research services provided by the executing broker or dealer.
The determination may be viewed in terms of either a particular transaction or Sub-Adviser's overall responsibilities with respect to the Funds and to accounts over which Sub-Adviser exercises investment discretion. The Funds and the Sub-Adviser understands and acknowledge that, although the information may be useful to the Funds and the Sub-Adviser, it is not possible to place a dollar value on such information. The Board shall periodically review the commissions paid by the Funds to determine if the commissions paid over representative periods of time were reasonable in relation to the benefits to the Funds.

    Consistent with the Rules of Fair Practice of the National Association of Securities Dealers, Inc., and subject to seeking best qualitative execution as described above, the Sub- Adviser may give consideration to sales of shares of the Funds as a factor in the selection of brokers and dealers to execute
Fund portfolio transactions.

    Subject to the foregoing and to such conditions as may be imposed by the Adviser or the Trust's Board of Trustees and the provisions of the 1940 Act, Exchange Act, and other applicable law, nothing herein shall prohibit the Sub-Adviser from selecting brokers and/or dealers who are "affiliated persons" of the Sub-Adviser, the Adviser or the Trust. On occasions when the Sub-Adviser deems the purchase or sale of a security to be in the best interest of the Trust as well as other customers, the Sub-Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased in order to obtain the best execution and lower brokerage commissions, if any. In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner it considers to be the most equitable and consistent with its fiduciary obligations to the Trust and, if applicable, to such other customers.

    If any occasion should arise in which the Sub-Adviser gives any advice to clients of Sub-Adviser concerning the shares of any Fund, Sub-Adviser will act solely as investment counsel for such client and not in any way on behalf of the Fund. Sub-Adviser's services to the Funds pursuant to this Agreement are not to be deemed to be exclusive and it is understood that Sub-Adviser may render investment advice, management and other services to others, including other registered investment companies.

    Section 4. Books and Records. The Sub-Adviser shall keep the Trust's books and records required to be maintained by it pursuant to Section 2(e) of this Agreement. The Sub-Adviser agrees that all records which it maintains for the Trust are the property of the Trust and it will promptly surrender any of such records to the Trust upon the Trust's request. The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any such records as are required to be maintained by the Sub-Adviser with respect to the Trust by Rule 31a-1 under the 1940 Act.

    Section 5. Expenses of the Sub-Adviser. During the term of this Agreement, the Sub-Adviser will pay all expenses (including without limitation the compensation of all trustees or officers of the Trust who are "interested persons" of the Sub-Adviser, as defined in the 1940 Act) incurred by it in connection with its activities under this Agreement other than the cost of securities and investments purchased for each Fund (including taxes and brokerage commissions, if any).

    Section 6.     Compensation of the Sub-Adviser.   For the
services provided and the expenses borne pursuant to this Agreement, the Adviser will pay to the Sub-Adviser as full compensation therefor a fee with respect to each Fund at an annual rate as set forth on the Exhibit executed with respect to such Fund and attached hereto. This fee for each month will be paid to the Sub-Adviser during the succeeding month. For purposes of determining the fee payable hereunder, the net asset value of each Fund shall be calculated in the manner specified in the Trust's Prospectus .

    Section 7.     Use of Name.   The Trust, Adviser and
Sub-Adviser acknowledge that all rights to the name "First Lexington" belong to Sub-Adviser, and that the Trust is being granted a limited license to use such words in its Fund name or in any class name. In the event Sub-Adviser ceases to be a Sub-Adviser, the Trust's right to the use of the name "First Lexington" shall automatically cease on the ninetieth day following the termination of this Agreement. The right to the name may also be withdrawn by Sub-Adviser during the term of this Agreement upon ninety (90) days' written notice by Sub-Adviser to the Trust. Nothing contained herein shall impair or diminish in any respect, Sub-Adviser's right to use the name "First Lexington" in the name of, or in connection with, any other business enterprises with which Sub-Adviser is or may become associated. There is no charge to the Trust for the right to use these names.

    Section 8. Liability of the Sub-Adviser. Neither Sub-Adviser nor its shareholders, officers, directors, employees, agents, control persons or affiliates of any thereof, shall be liable for any error of judgment or mistake of law or for any loss suffered by any Fund in connection with the matters to which this Agreement relates except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services (in which case any award of damages shall be limited to the period and the amount set forth in Section 36(b)(3) of the 1940 Act) or a loss resulting from willful misfeasance, bad faith or gross negligence on its part in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

    Any person, even though also a director, officer, employee, shareholder or agent of Sub-Adviser, who may be or become an officer, director, trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with Sub-Adviser's duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent of Sub-Adviser, or one under Sub-Adviser's control or direction, even though paid by Sub-Adviser.

    Section 9.     Duration and Termination.     The term of this
Agreement shall begin on the date of this Agreement for each Fund that has executed an Exhibit hereto on the date of this Agreement and shall continue in effect with respect to each such Fund (and any subsequent Funds added pursuant to an Exhibit executed during the initial two-year term of this Agreement) for a period of two years from the date of its execution. This Agreement shall continue in effect from year to year thereafter, subject to termination as hereinafter provided, if such continuance is approved at least annually by (a) a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund or by vote of the Trust's Board of Trustees, cast in person at a meeting called for the purpose of voting on such approval, and
(b) by vote of a majority of the Trustees of the Trust who are not parties to this Agreement or "interested persons" (as defined in the 1940 Act) of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval. If a Fund is added pursuant to an Exhibit executed after the date of this Agreement as described above, this Agreement shall become effective with respect to that Fund upon execution of the applicable Exhibit and shall continue in effect until the next annual continuance of this Agreement and from year to year thereafter, subject to approval as described above. This Agreement may be terminated by the Adviser or the Trust with respect to any Fund at any time, without the payment of any penalty, by the Adviser with the consent of the Trust's Board of Trustees, by the Trust's Board of Trustees, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of such Fund, in any such case on 30 days' written notice to the Sub-Adviser, or by the Sub-Adviser at any time, without the payment of any penalty, on 90 days' written notice to the Adviser. This Agreement will automatically and immediately terminate in the event of its assignment (as defined in the 1940 Act).

    Section 10.    Amendment.     This Agreement may be amended
by mutual consent of the Adviser, the Sub-Adviser and the Trust, but the consent of the Trust must be approved (a) by vote of a majority of those Trustees of the Trustee who are not parties to this Agreement or "interested persons" (as defined in the 1940
Act) of any such party, cast in person at a meeting called for the purpose of voting on such amendment, and (b) if required under then current interpretations of the 1940 Act by the Securities and Exchange Commission, by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of each Fund affected by such amendment.

    Section 11. Notices. Notices of any kind to be given in writing and shall be duly given if mailed or delivered to the Sub-Adviser at Health Financial, Inc., 3320 Tates Creek Road, Lexington, Kentucky 40502, Attention: President, and to the Adviser at Vintage Advisers, Inc., 429 N. Pennsylvania Street, Indianapolis, IN 46204, or at such other address or to such other individual as shall be specified by the party to be given notice.

    Section 12. Governing Law. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Indiana, without regard to the conflicts of laws principles thereof, and (b) any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act, shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission issued pursuant to said 1940 Act. In addition, where the effect of a requirement of the Act, reflected in any provision of this Agreement is revised by rule, regulation or order of the Securities and Exchange Commission, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

    Section 13. Severability. In the event any provision of this Agreement is determined to be void or unenforceable, such determination shall not affect the remainder of this Agreement, which shall continue to be in force.

    Section 14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    Section 15.    Binding Effect.     Each of the undersigned
expressly warrants and represents that he has the full power and authority to sign this Agreement on behalf of the party indicated, and that his signature will operate to bind the party indicated to the foregoing terms.

    Section 16. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereto for otherwise affect their construction or effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the date and year first above written.


VINTAGE ADVISERS, INC.                      HEALTH FINANCIAL, INC.


By:  /s/ Timothy L. Ashburn                 By: /s/ Gregory W. Kasten


Name: Timothy L. Ashburn                    Name: Gregory W. Kasten
Title: Chairman, C.E.O.                     Title: President

                                 EXHIBIT A
                                    to
                     Investment Sub-Advisory Agreement

                     The First Lexington Balanced Fund


    For all services rendered by the Sub-Adviser hereunder with respect to the above- named Funds, the Adviser shall pay to the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation for all services rendered hereunder, an annual fee with respect to each Fund equal to the percentage of the average daily net assets of the Fund set forth opposite its name below:

Name of Fund                                  Fee Percentage

The First Lexington Balanced     0.40% of net assets up to $250 million;
Fund                             0.35% of the next $250 million of net assets;
                                 0.30% of net assets in excess of $500 million


    IN WITNESS WHEREOF, the parties hereto have caused this Exhibit to be executed by their officers designated below as of the date set forth below.

VINTAGE ADVISERS, INC.                      HEALTH FINANCIAL, INC.


By /s/ Timothy L. Ashburn                   By /s/ Gregory W. Kasten


Name: Timothy L. Ashburn                    Name: Gregory W. Kasten
Title: Chairman, C.E.O.                     Title: President